Exhibit 10.34

Third Addendum to Foundry Agreement
This is the third addendum (the “Third Addendum”) to the Foundry Agreement dated January 10, 2002 (the “Foundry Agreement”) is made effective as of January 9, 2012 (the “Effective Date”) by and between Alpha and Omega Semiconductor Limited (“AOS”) and Shanghai Hua Hong NEC Electronics Company Limited (“HHNEC”), as amended by the First Addendum signed by the Parties on July 28, 2005 and the Second Addendum signed by the Parties on April 11, 2007. All expressions not defined here shall have the same meaning as they have in the Foundry Agreement. Except to the extent modified by this Third Addendum, all other provisions of the Foundry Agreement shall remain in fill effect.
For valid and sufficient consideration, and pursuant to Section 10.3 and 10.9 of the Foundry Agreement, HHNEC and AOS agree as follows:
1.The Term of the Foundry Agreement in Section 9.1 shall be extended and renewed for another five (5) years immediately following its expiration date, January 09, 2012.
2.Section 4.4 (RMAs) in the Foundry Agreement is hereby deleted in its entirety and replaced with the following:
4.4. RMAs. AOS may make returns to HHNEC, within one (1) year of Fab out Date, with a written return material authorization (“RMA”) issued by HHNEC. HHNEC will analyze such authorized returns and report to AOS on the results of such analysis within thirty (30) days of receipt of such RMA. ADS will cooperate with HHNEC to resolve any problems associated with the returns. If AOS and HHNEC determine that any Products returned under an RMA are defective for reasons solely attributable to HHNEC, HHNEC shall immediately refund any payment made by AOS for such Products and reimburse AOS for assembly and testing costs that are described in the Attachment hereto related to such Products. HHNEC’s reimbursement liability shall be based on the actual cost related to such impacted products not exceeding four (4) times amount of wafer prices received by HHNEC from AOS under the Purchase Order in which the Product directly or indirectly gives rise to the claim was included. AOS should also return or scrap / destroy all RMA wafers / dies, either with HHNEC’s confirmation, or with independent 3rd party certificate of such scrap / destroy.
3.Section 8.3 (Indemnification) in the Foundry Agreement is hereby deleted in its entirety and replaced with the following:

(a) If any third party claims or alleges that AOS product Design or AOS Process infringes upon such third party’s Intellectual Property Rights (“AOS Claims”), AOS shall, at its own expense, defend HHNEC and/or its Affiliates against AOS Claims, and indemnify and hold HHNEC and/or its Affiliates harmless from and against any expenses and losses, including without limitation reasonable attorneys’ fees, resulting from AOS Claims; provided that (i) HHNEC and/or its Affiliates gives AOS reasonably prompt notice in writing of any AOS Claims and permits AOS, through counsel of its choice, to answer the charge of infringement and defend AOS Claims; (ii) HHNEC and/or its Affiliates provides AOS information, assistance and authority, at AOS’s expense, to enable AOS to defend AOS Claims; and (iii) AOS shall not be responsible for any settlement made by HHNEC and/or its Affiliates without AOS’s written consent.
(b) If any third party claims or alleges that HHNEC Process or HHNEC Unit Process Module infringes upon such third party’s intellectual Property Rights (“HHNEC Claims”), HHNEC shall, at its own expense, defend AOS and/or its Affiliates against HHNEC Claims and indemnify and hold AOS and/or its Affiliates harmless from and against any expenses and losses, including without limitation reasonable attorneys’ fees, resulting from HHNEC Claims; provided that (i) AOS and/or its Affiliates gives HHNEC reasonably prompt notice in writing of any HHNEC Claims and permits HHNEC, through counsel of its choice, to answer the charge of infringement and defend HHNEC Claims; (ii) AOS and/or its Affiliates provides HHNEC information, assistance and authority, at HHNEC’s expense, to enable HHNEC to defend HHNEC Claims; and (iii) HHNEC shall not be responsible for any settlement made by AOS and/or its Affiliates without HHNEC’s written consent. For purpose of this Section, “Affiliate(s)” means any legal entity that directly or indirectly controls another entity via beneficial ownership of more than ninety percent (900/o) of voting power or equity in another entity (“Control”), or is Controlled by another entity or is under common Control with another entity, so long as such Control exists.
4.Section 10.8 (Governing Law; Arbitration) in the Foundry Agreement is hereby deleted in its entirely and replaced with the following:
10.8 Governing Law; Arbitration. This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong. Any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof, shall be finally settled by arbitration in Hong Kong and administrated by Hong Kong International Arbitration Centre in accordance with its rules in force when the notice of arbitration is submitted in accordance with these rules. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, provided, however, that either party may apply to any court of competent jurisdiction for injunction relief to enforce Section 7.4.
5.HHNEC and AOS hereby agree to delete the Section 3 in the Second Addendum in its entirety as described with the following: HHNEC shall NOT enter into any agreement for production, supply, and/or service related to any trench DMOS products from any direct customers that are headquartered in Taiwan and/or have substantial control entity in Taiwan without prior approval by AOS.
6.All rights and obligations of AOS under the Foundry Agreement and all its Addendums are hereby assigned to Alpha & Omega Semiconductor (Macau) Limited in whole.
7.Except as to the subject matter expressly modified in this Third Addendum, the Foundry Agreement, as amended by the First Addendum and the Second Addendum, shall remain in full force and effect in all respects. In the event of a conflict between this Third Addendum, the

Second Addendum, the First Addendum, or the Foundry Agreement, the terms of this Third Addendum shall prevail.
IN WITNESS WHEREOF, HHNEC and AOS have caused this Third Addendum to the Foundry Agreement to be executed by their duly authorized representatives on the date first written above.
Shanghai Hua Hong NEC Electronics Co. Ltd.    Alpha and Omega Semiconductor Limited
By: /s/ Gao Feng        By: /s/ Yueh-Se Ho
Name & Title: Feng Gao, VP         Name & Title: Yueh-Se Ho / Director
    February 27, 2012
Acknowledged and accepted by:
Alpha and Omega Semiconductor (Macau), Limited
By: /s/ David Chou
Name & Title: David Chou / Director
March 6, 2012